UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.____)
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MARVEL ENTERTAINMENT, INC.

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MARVEL ENTERTAINMENT, INC.
417 Fifth Avenue
New York, New York 10016
NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
March 24, 2009
To the Stockholders of Marvel Entertainment, Inc.:
Marvel’s 2009 annual meeting of stockholders will be held on Tuesday, May 5, 2009 at 11:00 a.m. We will meet at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York. You may vote at the meeting if you owned common stock of Marvel at the close of business on March 9, 2009.
At the meeting, we plan to:
•	elect as directors the three nominees named in the attached proxy statement;

•	vote on the ratification of the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and the effectiveness of internal control over financial reporting for the fiscal year ending December 31, 2009; and

•	attend to other business properly presented at the meeting or any adjournment of the meeting.
To ensure that your vote will be counted, please vote on the Internet, by telephone at 1-800-690-6903 or by promptly signing and returning the enclosed proxy card in the enclosed prepaid envelope. Your proxy card contains instructions for each of these voting options.
By Order of the Board of Directors,

Benjamin Dean
Secretary

MARVEL ENTERTAINMENT, INC.
417 Fifth Avenue
New York, New York 10016

PROXY STATEMENT
dated March 24, 2009
for the
2009 Annual Meeting of Stockholders
to be held on May 5, 2009

ABOUT THE 2009 ANNUAL MEETING OF STOCKHOLDERS
Introduction; Location and Time of Annual Meeting
This proxy statement is being furnished by and on behalf of the Board of Directors of Marvel Entertainment, Inc., a Delaware corporation, in connection with the solicitation of proxies to be voted at the 2009 annual meeting of stockholders to be held at 11:00 a.m. EDT on Tuesday, May 5, 2009 at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, and at any adjournments or postponements thereof. Marvel’s principal offices are located at 417 Fifth Avenue, New York, New York 10016. Our telephone number is (212) 576-4000. This proxy statement and the enclosed proxy card are being made available to stockholders starting on or about March 24, 2009.
Proposals at Annual Meeting
At the annual meeting, stockholders will be asked to act on proposals to:
(1)	Elect each of James W. Breyer, Laurence N. Charney and Richard L. Solar (each of whom is now a Marvel director) as a director to serve a term of three years and until the election and qualification of his respective successor;
(2)	Ratify the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and the effectiveness of internal control over financial reporting for the fiscal year ending December 31, 2009; and
(3)	Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
Voting, Revocation and Solicitation of Proxies
All validly completed proxies received by Marvel (whether by mail, telephone or the Internet) in time for the annual meeting will be voted in accordance with the instructions given by the stockholder completing the proxy. In the absence of instructions, a proxy will be voted FOR (1) the election of each of the three nominees identified above as a Marvel director and (2) the ratification of the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and the effectiveness of internal control over financial reporting for the fiscal year ending December 31, 2009. Any other matters that may properly come before the meeting will be acted upon by the persons named on the accompanying proxy card in accordance with their discretion.

The submission of a signed proxy card or a telephone or Internet vote will not affect a stockholder’s right to attend, or to vote in person at, the annual meeting. Stockholders of record who return a proxy card or cast a telephone or Internet vote may revoke their vote at any time before it is recorded by (i) filing a revocation with our corporate secretary, (ii) returning a proxy bearing a later date or (iii) attending the annual meeting and voting in person. A stockholder’s attendance at the annual meeting will not by itself revoke a proxy given by the stockholder. Persons who hold our stock through a broker or other intermediary should consult that party as to the procedures to be used for revoking a vote.
Marvel will bear the cost of soliciting proxies. In addition to soliciting proxies by mail, proxies may be solicited by our directors, officers and other employees by personal interview, telephone and other means. Those parties will receive no additional compensation for those services. Marvel requests that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of Marvel’s stock held of record by intermediaries. Marvel will reimburse those brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded.
Householding of Proxies
In some cases, only one copy of this proxy statement (and the accompanying annual report) or the Notice of Internet Availability of Proxy Materials is being delivered to multiple stockholders sharing an address unless Marvel has received contrary instructions from one or more of the stockholders. Marvel will deliver promptly, upon written or oral request, a separate copy of this proxy statement (and the annual report) or the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered. To request separate delivery of these materials now or in the future, a stockholder may write to: Corporate Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016 or call (212) 576-4000, extension 8577. Additionally, any stockholders who are currently sharing an address and receiving multiple copies of the proxy statement and annual report or the Notice of Internet Availability of Proxy Materials and who would rather receive a single copy of those materials may so instruct us in the manner described above, or by contacting their broker.
Ability to Abstain or Withhold Authority on Matters
Boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish either to withhold authority to vote for any of the nominees for director or to abstain from the vote to ratify the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and the effectiveness of internal control over financial reporting for the fiscal year ending December 31, 2009.
Record Date
Only holders of record of shares of Marvel’s common stock at the close of business on the record date, March 9, 2009, are entitled to notice of the annual meeting and will be entitled to vote at the annual meeting. On the record date, there were issued and outstanding 78,424,691 shares of our common stock, each of which is entitled to one vote.
Quorum; Vote Required to Approve Each Proposal
A quorum of stockholders is necessary to hold a valid annual meeting. The presence in person or by proxy at the annual meeting of holders of shares representing a majority of our common stock constitutes a quorum.

Proposal 1: Election of Directors
The election of directors requires the affirmative vote of the holders of a plurality of the shares present or represented by proxy at the annual meeting and entitled to vote on the matter. A properly executed proxy marked “Withhold Authority” with respect to the election of any director will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining a quorum. Therefore, withholding authority with respect to a director will not affect the outcome of the election of that director. If your broker holds your shares of stock in its name and does not receive voting instructions from you, the broker may be permitted to vote your shares on the election of directors. If under applicable rules a broker were not permitted to vote your shares in the absence of instructions from you, the “non-voted” shares would not affect the outcome of the election of directors.
Proposal 2: Ratification of the Appointment of Marvel’s Independent Registered Public Accounting Firm
Ratification of the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and the effectiveness of internal control over financial reporting for the fiscal year ending December 31, 2009 requires the affirmative vote of the holders of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will be counted as present in determining whether a quorum exists, and will have the same effect as a vote against the proposal. If your broker holds your shares of stock in its name and does not receive voting instructions from you, the broker may be permitted to vote your shares on the ratification of the appointment of PricewaterhouseCoopers LLP. If under applicable rules a broker were not permitted to vote your shares in the absence of instructions from you, the “non-voted” shares would not affect the outcome of the vote on this matter.
Other Matters
Although no other matter is currently expected to come before the annual meeting (other than procedural matters), if any other matter were to properly come before the annual meeting, the vote required to approve it, and the effect of abstentions and broker non-votes, would be the same as described above for Proposal 2.
BOARD RECOMMENDATION REGARDING PROPOSAL 1: ELECTION OF DIRECTORS
Three directors will be elected at the annual meeting to serve a term of three years and until the election and qualification of their respective successors. Each of the nominees is currently a member of the Board of Directors. Proxy votes will not be cast for a greater number of persons than the number of nominees named.
The Board of Directors has been informed that each of the nominees is willing to serve as a director, but if any of them should decline or be unable to act as a director, the individuals named as proxies on the accompanying proxy card will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.
The Board of Directors unanimously recommends that stockholders vote FOR the election of James W. Breyer, Laurence N. Charney and Richard L. Solar to the Board of Directors.

BOARD RECOMMENDATION REGARDING PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and the effectiveness of internal control over financial reporting for the fiscal year ending December 31, 2009, and has directed that the appointment be submitted for ratification by the stockholders at the annual meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions.
Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm is not required by Marvel’s certificate of incorporation or by-laws or otherwise. The Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to stockholders for ratification as a matter of what it considers to be good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP.
Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the interests of Marvel and its stockholders.
The Audit Committee and the Board of Directors each unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and the effectiveness of internal control over financial reporting for the fiscal year ending December 31, 2009.
CORPORATE GOVERNANCE
About Our Directors
Marvel’s Board of Directors has three classes of directors with staggered three-year terms.
Sid Ganis and James F. Halpin were elected at the 2008 annual meeting as Class I directors to serve a three-year term.
Morton E. Handel, F. Peter Cuneo and Isaac Perlmutter were elected at the 2007 annual meeting as Class III directors to serve a three-year term.
Richard L. Solar was elected (along with Avi Arad, who later resigned) at the 2006 annual meeting of stockholders as a Class II director to serve a three-year term. The Board of Directors elected James W. Breyer to replace Mr. Arad in June 2006, and Mr. Breyer is serving out the remainder of Mr. Arad’s term. In July 2007, the Board of Directors increased the size of the Board by one Board seat and elected Laurence N. Charney to serve as a Class II director until this annual meeting. Each of Mr. Solar, Mr. Breyer and Mr. Charney has been nominated for election to a new three-year term at this annual meeting.

Set forth below is each nominee’s name, age as of March 9, 2009, principal occupation for at least the last five years, selected biographical information and period of service as a director.
Nominees for Election as Directors
James W. Breyer (Class II), 47, has been a Marvel director since June 2006. Mr. Breyer has served as a partner of the Silicon Valley-based venture capital firm, Accel Partners, since 1995. Mr. Breyer is a director of Wal-Mart Stores, Inc., and was a director of RealNetworks, Inc. from 1995 until June 2008. Mr. Breyer also serves on the boards of various privately held companies. Mr. Breyer is a member of the Board of Dean’s Advisors to Harvard Business School and is Chairman of the Stanford Engineering Venture Fund.
Laurence N. Charney (Class II), 61, has been a Marvel director since July 2007. Mr. Charney retired from his position as a Partner of Ernst & Young LLP in 2007, having served that firm for over thirty-five years. At Ernst & Young, Mr. Charney most recently served as the Americas Director of Conflict Management. In that role he had oversight and responsibility in ensuring compliance with global and local conflict of interest policies for client and engagement acceptance across all service lines. Mr. Charney served previously at Ernst & Young as an audit partner and was Marvel’s audit partner for its 1999 through 2003 audits. Mr. Charney is a senior advisor to Plainfield Asset Management LLC, a hedge fund based in Greenwich, CT that specializes in special and distressed situations. In October 2008, Mr. Charney was elected a director of Pure Biofuels Corp. and in November 2008, Mr. Charney was elected a director of Mrs. Fields’ Original Cookies, Inc.
Richard L. Solar (Class II), 69, has been a Marvel director since December 2002. Since February 2003, Mr. Solar has been a management consultant and investor. From June 2002 to February 2003, Mr. Solar acted as a consultant for Gerber Childrenswear, Inc., a marketer of popular-priced licensed apparel sold under the Gerber name, as well as under licenses from Baby Looney Tunes, Wilson, Converse and Coca-Cola. From 1996 to June 2002 (when Gerber Childrenswear was acquired by the Kellwood Company), Mr. Solar was Senior Vice President, Director and Chief Financial Officer of Gerber Childrenswear. Mr. Solar is also Vice President, Treasurer, and a director of Barrington Stage Company, Inc., which produces plays, develops experimental musicals and provides a program for at-risk high school students in the Berkshires.

Directors Whose Terms Are Continuing
For each member of the Board of Directors whose term of office as a director continues after the annual meeting, set forth below is the director’s name, age as of March 9, 2009, principal occupation for at least the last five years, selected biographical information and period of service as a director.
Sid Ganis (Class I), 69, has been a Marvel director since October 1999. Mr. Ganis is the President of the Academy of Motion Picture Arts and Sciences, the organization that awards the Oscars®. Mr. Ganis has been President of Out of the Blue...Entertainment, a company that he founded, since September 1996. Out of the Blue...Entertainment is a provider of motion pictures, television and musical entertainment for Sony Pictures Entertainment and others. From January 1991 until September 1996, Mr. Ganis held various executive positions with Sony Pictures Entertainment, including Vice Chairman of Columbia Pictures and President of Worldwide Marketing for Columbia/TriStar Motion Picture Companies.
James F. Halpin (Class I), 58, has been a Marvel director since March 1995. Mr. Halpin retired in March 2000 as President and Chief Executive Officer and a director of CompUSA Inc., a retailer of computer hardware, software, accessories and related products, with which he had been employed since May 1993. Mr. Halpin was a director of Life Time Fitness, Inc. from February 2005 until August 2008.
F. Peter Cuneo (Class III), 64, was Marvel’s President and Chief Executive Officer from July 1999 through December 2002 and served as the part-time Special Advisor to Marvel’s Chief Executive Officer from January 2003 through December 2004. Mr. Cuneo has been a Marvel director since July 1999, and since June 2003 he has served as a non-executive Vice Chairman of the Board of Directors. Mr. Cuneo is a senior advisor to Plainfield Asset Management LLC, a hedge fund based in Greenwich, CT that specializes in special and distressed situations. Mr. Cuneo is a also director of Iconix Brands, Inc.
Morton E. Handel (Class III), 73, has been the Chairman of the Board of Directors of Marvel since October 1998 and was first appointed as a director in June 1997. Mr. Handel served as a director of Trump Entertainment Resorts, Inc. from June 2005 until November 2008 and as a director of Linens ‘N Things, Inc from 2000 until February 2006. Mr. Handel is also a Life Regent of the University of Hartford and is active on the boards of not-for-profit organizations in the Hartford, CT area.
Isaac Perlmutter (Class III), 66, has been Marvel’s Chief Executive Officer since January 1, 2005. Mr. Perlmutter has served as a senior executive of Marvel Characters B.V. (a wholly owned subsidiary of Marvel Entertainment, Inc. that owns and licenses Marvel’s intellectual property library) and its predecessor-in-interest Marvel Characters, Inc. since January 2007 and has been employed by Marvel as Vice Chairman of the Board of Directors since November 2001. Mr. Perlmutter has been a Marvel director since April 1993 and served as Chairman of the Board of Directors until March 1995.

Director Independence
The Board of Directors has adopted standards for determining whether a director is independent. These standards, which are included in Marvel’s Guidelines for the Makeup of the Board (part of Marvel’s Corporate Governance Guidelines) under the heading “Independent Directors; Standards for Independence Determinations,” meet the listing standards of the New York Stock Exchange. The Corporate Governance Guidelines are available on www.marvel.com, and are available on written request sent to: Corporate Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016.
The Board’s independence standards provide that a director will qualify as “independent” only if the Board affirmatively determines that the director has no “material relationship” with Marvel. The focus of this inquiry is whether the director is independent from our management. A material relationship can arise either through direct contacts the director has with Marvel or indirectly (such as if the director is a partner, stockholder or officer of an organization that has a relationship with Marvel). The standards also provide that:
(1) A person who is an employee, or whose immediate family member is an executive officer, of Marvel is not independent until three years after the end of that employment relationship.
(2) A person who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Marvel, other than director and committee fees and pension or other deferred compensation for prior service (provided such compensation in not contingent in any way on continued service), is not independent.
(3) A person who: (i) is or whose immediate family member is a current partner of a firm that is Marvel’s internal or external auditor, (ii) is a current employee of such a firm, (iii) has an immediate family member who is a current employee of such a firm and personally works on Marvel’s audit or (iv) was or whose immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on Marvel’s audit within that time is not independent.
(4) A person who is or has been employed within the last three years, or whose immediate family member is or has been employed within the last three years, as an executive officer of another company where any of Marvel’s present executive officers at the same time serves or served on that company’s compensation committee is not independent.
(5) A person who is an employee, or whose immediate family member is an executive officer, of a company that has made payments to or received payments from Marvel for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of that other company’s consolidated gross revenues, is not independent until three years after falling below that threshold.
Any interpretation or commentary of the New York Stock Exchange regarding its corresponding independence rules applies to our independence standards.
Pursuant to these standards, the Board of Directors has undertaken its annual review of director independence. As a result of this review, the Board of Directors has affirmatively determined that Messrs. Breyer, Charney, Cuneo, Ganis, Halpin, Handel and Solar are independent.

Compensation of Directors — 2008
The following table shows information concerning compensation in 2008 of our directors other than Mr. Perlmutter, our chief executive officer. Mr. Perlmutter is compensated as an employee and therefore receives no separate compensation for his service as a director.

	(b)	(c)	(d)
(a)	Fees Earned or	Stock	All other	(e)
Name	Paid in Cash(1)	Awards(2)	compensation(3)	Total

James W. Breyer	$175,000	$77,310	—	$252,310
Laurence N. Charney	$150,000	$77,310	—	$227,310
F. Peter Cuneo	$337,500	$77,310	$1,819	$416,629
Sid Ganis	$350,000	$77,310	—	$427,310
James F. Halpin	$229,167	$77,310	—	$306,477
Morton E. Handel	$560,000	$188,535	—	$748,535
Richard L. Solar	$225,000	$77,310	$1,819	$304,129

(1)	These amounts represent annual retainers and fees, described in the narrative disclosure below.

(2)	These amounts represent FAS 123(R) expenses recognized in 2008 with respect to stock awards made to each non-employee director in 2008 and a stock award made to Mr. Handel in 2003. The grant date fair value for each share of stock awarded, computed in accordance with FAS 123(R), is equal to 100% of the per-share closing price on the trading day immediately preceding the grant date. In 2008, each of the non-employee directors received a grant of 3,000 shares. The date of the grant was January 4, 2008 and the grant date fair value of the grant was $77,310 ($25.77 per share).

The aggregate number of unvested stock awards outstanding at December 31, 2008 and option awards (all vested) outstanding at December 31, 2008 is as follows:

Messrs. Breyer, Charney and Cuneo: None.

Mr. Ganis: Options for 72,000 shares.

Mr. Halpin: Options for 37,500 shares.

Mr. Handel: 7,500 shares as unvested stock awards; options for 37,500 shares.

Mr. Solar: Options for 75,000 shares.

(3)	These amounts represent our payments on behalf of Mr. Cuneo and Mr. Solar to Marvel’s medical insurance plan. Directors are eligible to participate in that plan along with employees, and Mr. Cuneo and Mr. Solar have elected to participate.

Narrative Disclosure to Director Compensation Table
Each non-employee director receives an annual retainer of $150,000 (except for the chairman, Mr. Handel, whose retainer is $560,000) and an annual grant of 3,000 shares of restricted stock. The restricted stock vests six months after the grant date or, if earlier, on death, disability, or a change in control. The definition of “change in control” for directors’ restricted stock is the same as for officers’ restricted stock, and is described on page 35 below. Mr. Handel also received a grant in 2003 of 150,000 shares of restricted stock. As of March 2009, all of those shares have vested. (As of December 31, 2008, 7,500 had not yet vested.)
Non-employee directors also receive payments for committee and similar service. In 2008, these fees were as follows, per year:
•	Audit Committee: $75,000 for chair
•	Compensation Committee: $50,000 for chair
•	Nominating and Corporate Governance Committee: $25,000 for chair
•	Film Slate Committee: $200,000 for chair
•	Strategic Planning Committee: $25,000 for chair
•	Investor relations fee for Mr. Cuneo: $150,000
The above fees were restructured in early 2009, effective with the non-employee directors’ April 1, 2009 semi-annual payment, and are now as follows, per year:
•	Audit Committee: $75,000 for chair, $30,000 for other members
•	Compensation Committee: $50,000 for chair, $25,000 for other members
•	Nominating and Corporate Governance Committee: $25,000 for all members
•	Film Slate Committee: $120,000 for chair
•	Strategic Planning Committee: $25,000 for chair
•	International Advisory Board (formed in 2009): $75,000 for chair
•	Investor relations fee for Mr. Cuneo: $120,000
No additional fees are paid to any directors for attending meetings of the Board of Directors or any of its committees.

Board Meetings and Committees
The Board of Directors held nine meetings during 2008. Each incumbent director attended, during 2008, at least 75% of the aggregate number of Board of Directors meetings and applicable committee meetings held during the period in which he served as a director.
The Board of Directors’ committees include the Nominating and Corporate Governance Committee, Audit Committee, Compensation Committee, Film Slate Committee and Strategic Planning Committee.
Current versions of the charters of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee, along with our Corporate Governance Guidelines and Complaint Procedure for Accounting and Audit Matters, are available on www.marvel.com. Printed copies are also available on written request sent to: Corporate Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is comprised of Messrs. Halpin (chairman) and Ganis. The Nominating and Corporate Governance Committee met three times in 2008. The Board of Directors has determined that each of Messrs. Halpin and Ganis is “independent” as defined in Section 303A.02 of the New York Stock Exchange’s Listed Company Manual and in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee’s function is (i) to identify individuals qualified to become members of the Board of Directors; (ii) to recommend individuals for selection by the Board of Directors as nominees for election as directors at the next annual meeting of stockholders; and (iii) to develop and recommend to the Board of Directors a set of Corporate Governance Guidelines and the modification of those guidelines from time to time.
As part of the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee has developed, and the Board of Directors has approved, Guidelines for the Makeup of the Board. These guidelines, which are included as Appendix A in the Corporate Governance Guidelines, assist the Nominating and Corporate Governance Committee in evaluating qualified candidates for the Board of Directors among individuals recommended to it or identified through searches conducted by the Committee. Stockholders may recommend director nominees for consideration by the Nominating and Corporate Governance Committee by submitting the following information in writing to the committee c/o The Network, 333 Research Court, Norcross, GA 30092, Attn: Marvel Entertainment, Inc.’s Nominating and Corporate Governance Committee. The submissions should include the name and address of the candidate, a current résumé of the candidate, a statement describing the candidate’s qualifications, and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is submitting the recommendation, the number of shares owned of record or beneficially by the submitting stockholder, and a description of all arrangements or understandings between the submitting stockholder and the candidate. The Nominating and Corporate Governance Committee has not specified the qualifications that candidates must meet in order for the Committee to recommend them for election, but rather believes that each candidate should be evaluated based on merit, as well as the needs and composition of the board at that time.
The Corporate Governance Guidelines provide that the chairman of the Board of Directors presides at the regularly scheduled executive sessions of non-management directors without management if the chairman is a non-management director, as is the case with Mr. Handel. Mr. Handel therefore presides at those executive sessions.

Audit Committee
The Audit Committee is comprised of Messrs. Solar (chairman), Charney and Ganis. The Audit Committee met five times in 2008.
The Board of Directors has determined that each of Messrs. Solar, Charney and Ganis is “independent” as defined in Section 303A.02 of the New York Stock Exchange’s Listed Company Manual, under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended and in our Corporate Governance Guidelines. The Board of Directors has also determined that each of Messrs. Solar and Charney is an “audit committee financial expert” as that term is used in Item 407(d)(5)(ii) of Regulation S-K.
The Audit Committee’s function is (i) to directly appoint, retain, compensate, evaluate and, where appropriate, terminate Marvel’s independent registered public accounting firm; (ii) to assist the Board in its oversight of: the integrity of Marvel’s financial statements, Marvel’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of Marvel’s internal audit function and the independent registered public accounting firm; and (iii) to prepare the report required to be included in Marvel’s annual proxy statement, which follows.
Audit Committee Report
The Board of Directors has approved and adopted a written charter for the Audit Committee which is available on Marvel’s website, www.marvel.com, and is also available upon written request sent to: Corporate Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016.
The Audit Committee has reviewed and discussed the audited financial statements of Marvel for the fiscal year ended December 31, 2008 and management’s annual report on internal control over financial reporting with Marvel’s management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, Marvel’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “The Auditor’s Communication with Those Charged with Governance.”
The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP pursuant to the applicable requirements of the Public Company Accounting Oversight Board, regarding PricewaterhouseCoopers’ communications with the Audit Committee concerning independence.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that Marvel’s audited financial statements be included in Marvel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.
Audit Committee
Richard L. Solar, Chair
Laurence N. Charney
Sid Ganis

Compensation Committee
The Compensation Committee is comprised of Messrs. Halpin (chairman) and Ganis. The Compensation Committee met ten times in 2008. The Board of Directors has determined that each of Messrs. Halpin and Ganis is “independent” as defined in Section 303A.02 of the New York Stock Exchange’s Listed Company Manual and in our Corporate Governance Guidelines. The Compensation Committee’s function is to discharge the Board’s responsibilities relating to compensation of Marvel’s executives, to produce a compensation committee report for inclusion in our annual meeting proxy statement and to administer Marvel’s cash incentive compensation and stock incentive plans.
Our chief executive officer is invited to attend meetings of the Compensation Committee and to offer recommendations on compensation of other executives or directors, but he does not vote in the committee’s final determinations, and decisions concerning his own compensation are made in his absence. The Compensation Committee has the authority to retain compensation consultants to assist it in making its decisions. More information about the committee’s retention of consultants can be found in the Compensation Discussion and Analysis, below.
Compensation Committee Interlocks and Insider Participation
During 2008, the members of Marvel’s Compensation Committee were Messrs. Halpin and Ganis. Neither of those individuals was an officer or employee of Marvel, or of any of its subsidiaries, during 2008 or formerly, nor did either of them have any relationship requiring disclosure in “Transactions with Related Persons, Promoters and Certain Control Persons,” below. None of our executive officers served in 2008 on the compensation committee of any other company that had an executive officer serving as a Marvel director. None of our executive officers served in 2008 as a director of any other company that had an executive officer serving on our Compensation Committee.
Code of Ethics
Marvel has adopted a code of ethics applicable to its principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. We have also adopted a code of business conduct and ethics which is applicable to all employees and directors. These codes are available on www.marvel.com, and printed copies are also available on written request sent to: Corporate Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016. We intend to disclose any amendments to or waivers from these codes that are required to be publicly disclosed pursuant to rules of the Securities and Exchange Commission and the New York Stock Exchange by posting those amendments or waivers on Marvel’s website.
Communications with the Board of Directors; Director Attendance at Annual Meetings of Stockholders
Interested parties, including stockholders, who have a concern that they would like to make known to (i) the non-management presiding director (Mr. Handel), (ii) non-management directors as a group, or (iii) the Board of Directors as a whole or, if applicable, specified individual directors, may address that concern directly and confidentially in writing to that person or group care of The Network, 333 Research Court, Norcross, GA 30092, Attn: Marvel Entertainment, Inc.
It is Marvel’s policy to invite directors to attend the annual meeting of stockholders, but not to require their attendance. Three directors attended the 2008 annual meeting of stockholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP is Marvel’s independent registered public accounting firm. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions.
Fees of our Independent Registered Public Accounting Firm
The following is a summary of fees billed to us, as of March 11, 2009, by Pricewaterhouse-Coopers LLP for professional services rendered for 2008 and 2007.

	2008	2007

Audit Fees (1)	$1,003,500	$1,055,208
Audit-Related Fees (2)	$—	$21,000
Tax Fees (3)	$163,550	$84,850
All Other Fees (4)	$1,935	$1,626

(1)	Audit fees in 2008 and 2007 reflect the audit of our annual financial statements and the effectiveness of internal control over financial reporting, statutory audits and services provided in connection with SEC filings. Audit Fees for 2007 include $134,240 billed in mid-2008.

(2)	Audit-related fees were for consultation in 2007 concerning the implementation of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”.

(3)	Tax fees include fees for planning and advisory services and, in 2008, for tax examination assistance and transfer pricing services.

(4)	All other fees relate principally to an annual software license fee for an accounting research product developed and maintained by PricewaterhouseCoopers LLP.
The Audit Committee has determined that the above services are compatible with maintaining PricewaterhouseCoopers LLP’s independence.
Pre-Approval of Audit and Non-Audit Services
The Audit Committee is ultimately responsible for pre-approving audit and non-audit services provided by its independent registered public accounting firm including the compensation to be paid for those services. The Audit Committee has established a policy regarding pre-approval of audit and non-audit services, and has delegated its authority to pre-approve audit and non-audit services to its chairman, who reports any such pre-approvals to the Audit Committee at its next meeting. In accordance with the Audit Committee’s pre-approval policy, the Audit Committee does not engage its independent registered public accounting firm to perform non-audit services that are precluded by law or regulation or any services that would impair the firm’s independence. Under certain circumstances permitted by law, the policy permits the Audit Committee or its chairman to waive the pre-approval requirement. During Marvel’s fiscal year ended December 31, 2008, all audit and non-audit services provided by its independent registered public accounting firms were pre-approved and no waivers of pre-approval were granted.

EXECUTIVE OFFICERS
Below are the positions held with Marvel, age as of March 9, 2009, and selected biographical information for our executive officers, other than Mr. Perlmutter, whose information is found under “About Our Directors,” above.
Alan Fine, 58, has served as Executive Vice President and Chief Marketing Officer of Marvel Characters B.V. (a wholly owned subsidiary of Marvel Entertainment, Inc. that owns and licenses Marvel’s intellectual property library) and its predecessor-in-interest Marvel Characters, Inc. since May 2007. Mr. Fine also has served as Chief Executive Officer of Marvel’s publishing division since September 2004. Mr. Fine served as Chief Executive Officer of Marvel’s toy division from August 2001 until that division was closed in early 2008.
David Maisel, 46, has served as Executive Vice President, Office of the Chief Executive since September 2006 and became Chairman of Marvel Studios in March 2007. From September 2005 until September 2006, Mr. Maisel served as Executive Vice President, Corporate Development and from September 2005 until March 2007, Mr. Maisel served as Vice Chairman of Marvel Studios. From January 2004 to September 2005, Mr. Maisel served as President and Chief Operating Officer of Marvel Studios. From October 2001 to November 2003, Mr. Maisel headed Corporate Strategy and Business Development for Endeavor Agency, a Hollywood literary and talent agency.
Simon Philips, 40, has served as President, Worldwide Consumer Products since October 2008 and as CEO of Marvel Animation since January 2008. Mr. Philips served as President, Marvel International from November 2006 to October 2008. From November 2003 to November 2006, Mr. Philips served as the Managing Director of 4Kids Entertainment International. Mr. Philips served as chief executive officer of LDI, a licensing and merchandising company, from 1996 to 2003.
John Turitzin, 53, has served as Executive Vice President, Office of the Chief Executive since September 2006. From February 2006 until September 2006, Mr. Turitzin served as Marvel’s Chief Administrative Officer. Mr. Turitzin has also served as Executive Vice President and General Counsel since February 2004.
Kenneth P. West, 50, has served as Executive Vice President and Chief Financial Officer since June 2002.

EXECUTIVE COMPENSATION
Compensation Committee Report
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for Marvel’s 2009 annual meeting of stockholders and in Marvel’s Annual Report on Form 10-K for the year ended December 31, 2008.
Compensation Committee
James F. Halpin, Chair
Sid Ganis
Compensation Discussion and Analysis
The objective of our executive compensation program is to advance our stockholders’ interests by attracting, motivating and retaining executives of the highest caliber and by aligning our executives’ interests with those of our stockholders. The program is designed to reward performance and dedication, and to hold executives accountable for individual, divisional and/or company-wide results.
The compensation of our executives is determined by our Compensation Committee. The Compensation Committee is made up entirely of directors who have been affirmatively determined by our Board of Directors to be independent. The Board participates in regular reviews of our business operations, priorities and strategies. Those reviews are presented by our executive officers. This gives Committee members frequent interaction with and open access to executive officers, and provides many opportunities to ask questions and assess executive performance.
Our chief executive officer is invited to attend meetings of the Compensation Committee and to offer recommendations on compensation of other executives, but he does not vote in the Committee’s final determinations, and decisions concerning his own compensation are made in his absence. The Committee has the authority to retain compensation consultants to assist it in making its decisions. When consultants are retained by the Committee, they are retained directly by the Committee and the decision to retain them is the Committee’s alone. Late in 2008, the Committee retained a consultant to assist it with some of its decisions in 2009. Any such assistance will be described in the proxy statement for our 2010 annual meeting of stockholders. The Committee’s decisions in 2008 were made without the use of compensation consultants.
The elements of compensation we provide to our executive officers are:
•	salary

•	performance-based awards under our cash incentive compensation plan

•	bonuses paid at the discretion of the Compensation Committee

•	long-term equity incentive awards

•	potential payments upon termination or a change in control
Our executives participate in the same health insurance, 401(k), and life insurance benefit programs as we make available to our employees in general. We do not have a pension plan for executives.

We do not have a strict policy for allocating between long-term and currently-paid-out compensation, or between cash and non-cash compensation. In general, however, the three most important elements of our compensation program – bi-weekly salary, annual performance-based cash bonuses, and equity grants vesting over the course of several years – are allocated for each named executive officer as set forth immediately below this paragraph. Further details are given in our discussion of the specific compensation elements, later in this Compensation Discussion and Analysis. When we discuss percentages of salary below (for instance, in saying that an executive’s target bonus is 50% of his salary), we are referring to salary minus amounts formerly known as car allowance.
Mr. Perlmutter. In recent years, Mr. Perlmutter has received the bulk of his annual compensation ($4.3 million) in the form of performance-based long-term equity awards, with the remainder ($700,000) being salary. The equity under the awards has been issuable only if and to the extent that annual performance-based cash bonuses have been earned by other executive officers under that year’s annual cash bonus plan. Mr. Perlmutter does not receive a cash bonus. Because of his performance-based equity awards, Mr. Perlmutter has not received separate grants of stock when those grants are made, annually, to most executive officers. Mr. Perlmutter’s performance-based equity awards have been made by the Compensation Committee in its discretion. We entered into a new employment agreement with Mr. Perlmutter on March 23, 2009. The new agreement, like the old one, does not provide for annual equity awards; that is, they remain discretionary. The new agreement raises Mr. Perlmutter’s annual salary to $750,000; the Committee expects to make a corresponding reduction, to $4.25 million, in the size of Mr. Perlmutter’s 2009 performance-based equity award. The new agreement also provides for a one-time grant of options to purchase 750,000 shares of Marvel’s stock; see “Long-term equity incentive awards,” below. In structuring Mr. Perlmutter’s compensation, the Compensation Committee has noted Mr. Perlmutter’s approximately one-third equity stake in Marvel and Marvel’s activity in repurchasing its own stock in the market. Nevertheless, because of the retention value represented by equity grants that vest over time and because equity grants further tie Mr. Perlmutter’s compensation to Marvel’s stock performance, the Compensation Committee has determined that a heavy weighting of the long-term equity element in Mr. Perlmutter’s compensation is in Marvel’s interests.
Mr. Maisel. Mr. Maisel’s compensation was restructured in April 2008. The Committee noted that Mr. Maisel’s annual compensation in recent years had been approximately $4.5 million (with stock counted in the year prior to vesting, at April 2008 prices). Much of that compensation had been in the form of one-time performance-based cash awards. In April 2008, however, when our studio operations had reached the level of maturity where our first self-produced film was about to be released, the Committee determined that it would be in Marvel’s interests to make Mr. Maisel’s compensation more predictable, and to compensate him more for his services in general and less for the accomplishment of particular transactions than in the past. On May 2, 2008 we entered into an agreement with Mr. Maisel through the end of 2010 that provides for compensation structured with an approximate annual value of $4.5 million and the following annual components, effective January 1, 2009: a salary of $1,000,000, a target cash bonus under the general executive bonus plan of $500,000, a performance-based bonus of approximately $2,662,000 (whose less stringent performance threshold for 2009’s and 2010’s payments was achieved in 2008), vestings from prior years’ stock grants of approximately $338,000, and no expectation of future equity grants. The Committee’s reason for reducing the equity component of Mr. Maisel’s compensation was its belief that cash would be more highly valued by Mr. Maisel and therefore would bring Marvel more value than equity per dollar of compensation expense.
Messrs. West, Turitzin and Philips. Each of Mr. West, Mr. Turitzin and Mr. Philips has a target cash bonus for each year of 50% of his salary received during the year. This target is set forth in the respective executive’s employment agreement. Target annual grants of restricted stock are at the following levels: 100% of salary for Mr. Turitzin and 60% of salary for each of Mr. West and Mr. Philips. The level of stock awardable to Mr. Turitzin reflects his seniority within Marvel. None of the named executive officers has a contractual entitlement to any equity grant until the grant is made.

The Compensation Committee does not make regular use of benchmarking or of compensation consultants. The amount of total compensation, the amounts allocated to each component and the amounts payable under performance awards for threshold, target and maximum levels of performance are set by the Committee in the exercise of its judgment, and not in accordance with precise formulas or benchmarked levels of compensation.
Salary
The Compensation Committee uses salary to provide a steady level of compensation for our executives’ performance of their day-to-day duties. Salary also serves as a baseline for recognition and reward in our performance-based cash awards and in our equity awards.
Mr. Perlmutter’s annual salary in 2008 was unchanged from the rate set in 2006, when he first began receiving a cash salary. In March 2009, his salary was raised from $700,000 to $750,000; the Committee expects to make a corresponding reduction, to $4.25 million, in the size of Mr. Perlmutter’s 2009 performance-based equity award.
Mr. Maisel’s annual salary was raised on January 1, 2008 from $713,200 to $813,200. Under the terms of his May 2008 employment agreement, Mr. Maisel’s annual salary became $1 million on January 1, 2009, as part of the restructuring of his compensation described above.
Mr. Philips was promoted in 2008 and went from an international-only role to overseeing all of our consumer-product licensing activities worldwide, along with becoming responsible for our animation activities. In connection with his new role, he entered into a new employment agreement in December 2008 that provided for a one-time cash bonus upon signing (discussed below) and a salary increase, starting on January 1, 2009, to £366,060. (Mr. Philips is based in our London office.) The 2009 salary rate is equivalent to $562,000 at the average exchange rate in November 2008, the last full month before negotiations were complete and the new employment agreement was signed. Mr. Philips’s prior salary rate, £258,530, was equivalent to $515,000 when it was established in mid-2008.
Mr. West’s annual salary remains at its May 2007 level of $437,000 and Mr. Turitzin’s annual salary remains at its October 2006 level of $612,000.
Each named executive officer’s salary was determined by the Compensation Committee in the exercise of its judgment without the use of compensation consultants. This reflects the view of the Committee that salary levels and other compensation items can be established based on previous levels of compensation which were sufficient to secure the employment of the executive, with reasonable enhancements from time to time to recognize Marvel’s business success, the executive’s contribution to that success, and the executive’s taking on increased duties. The Committee’s subjective decisions as to the type and amount of compensation in some cases reflect negotiations with the executive, as well as the Committee’s assessment of how compensation can be structured to encourage both high performance by the executive and long-term service to Marvel.
We provide, in many of our executive employment agreements, for a cash payment (typically $1,000 per month) that we used to call a car allowance. The Compensation Committee, however, determined in 2007 that the designation “car allowance” was obsolete, as the payments were made without a requirement that they be applied to transportation. In other words, the payments were and are a form of salary, although not subject to raises or bonuses, or to severance pay; and they are now referred to as such.

Performance-based awards under our cash incentive compensation plan
Performance-based awards under our cash incentive compensation plan consist of annual bonus awards and special cash bonus awards. The Compensation Committee generally has discretion to decrease, but not to increase, amounts payable under cash incentive compensation plan awards.
Annual Bonus
Each year’s annual bonus program gives our executives an incentive to meet specific goals set by the Compensation Committee with reference to that year’s budget and forecasts approved by the Board of Directors. The Committee believes that our annual bonus programs encourage long-term growth in stockholder value by providing executives with a series of incentives particular to each year’s circumstances. The conditions for issuance of equity to Mr. Perlmutter under his 2008 long-term equity incentive award served the same purpose as our 2008 annual bonus program and are also discussed in this section.
We generally award the named executive officers, other than Mr. Perlmutter, a performance-based cash bonus opportunity each year. Each named executive officer, other than Mr. Perlmutter, has a target annual bonus of 50% of salary received. Mr. Perlmutter has no target cash bonus, but his 2008 equity award provided for an equity issuance in 2009 whose amount, relative to its target, was to be determined under the same formula as was used for the other executive officers’ cash bonuses (except that no equity was issuable to Mr. Perlmutter in excess of the target amount). The target amount in Mr. Perlmutter’s case was $4.3 million, rather than a percentage of salary. Details of 2008 bonus awards, and of Mr. Perlmutter’s equity award, are given in the tables that follow this section and in the narrative discussion that follows them.
For its 2008 executive officer incentive bonus program, the Compensation Committee provided in January 2008 that:
•	No bonus at all would be payable to executives (and, in Mr. Perlmutter’s case, no 2009 equity grant would be made) if our operating income, excluding film-production operations, were to be below $175 million.

•	Bonuses would be payable to executives (and stock issuable to Mr. Perlmutter) at the full target amount only if our operating income, excluding film-production operations, were to be at least $200 million.

•	Bonuses would be payable to executives at a maximum level of 146% of the target amount (but Mr. Perlmutter would receive no equity in excess of the target amount) if our operating income, excluding film-production operations and excluding the effect of bonus payments in excess of target, were to be at least $240 million.
The Compensation Committee’s purpose in making those provisions was to give the named executive officers a strong incentive to outperform expectations while also containing compensation expense.
Marvel’s 2008 operating income, excluding film-production operations, was $265 million (even before adjusting upward to remove the effect of bonuses in excess of target), and bonuses were therefore payable under the plan, and stock issuable to Mr. Perlmutter, at the maximum level.

In March 2009, those bonuses were paid at the maximum level of 146% of target in the cases of Mr. West and Mr. Turitzin, and at just under the maximum level in the case of Mr. Philips, based on their high level of performance. Mr. Philips’s slight reduction from a 46% increase over target to a 42.5% increase over target was made in connection with a reevaluation of the level of insurance benefits provided to Mr. Philips. In an exercise of downward discretion, the Compensation Committee paid Mr. Maisel’s 2008 bonus at 100% of target. The Committee considered Mr. Maisel’s level of 2008 performance to have been extremely high, but also noted the reductions in stock grants that had been made in January 2009 to Messrs. West, Turitzin and Philips (see below) which did not affect Mr. Maisel because his compensation had been restructured away from equity grants. The Committee also noted that Mr. Maisel had received a significant salary increase from 2008 to 2009 and had earned $3.5 million in 2008 through several one-time bonuses, each of which was paid by March 2009 without any exercise of downward discretion. Mr. Perlmutter received an equity issuance in March 2009, in the form of options, at his maximum level of 100% of target.
Until December 31, 2008, Mr. Philips was entitled to receive monthly payments as a non-refundable advance against his annual bonus. The advance-payment arrangement dated from our 2006 agreement with Mr. Philips and is no longer in effect. During 2008, Mr. Philips received advance payments equivalent to $99,012, or approximately one-third of the ultimate amount of his 2008 bonus (142.5% of target), and the bonus payment made to him in March 2009 was reduced accordingly.
Company-wide operating income is the measure usually used by the Compensation Committee for annual bonus programs. The Committee believes that operating income is a fitting measure of executive performance because it reflects operating results before the effects of income tax and interest. The Committee also believes that company-wide measures encourage executives to work cooperatively. For 2008, however, when our first two self-produced films were scheduled for release, our film-production operating results were expected to be tied closely to the films’ box-office performance and so were extremely difficult to predict. We therefore removed our film production segment from both our 2008 financial guidance (until the films’ release) and from the operating income measure used in our 2008 bonus plan.
While the Compensation Committee meets throughout the year to review compensation issues, the Committee sets performance goals for a given year’s annual incentive in or before March of that year. In the following February or March, after the completion of the audit of Marvel’s financial statements for the performance year, the Committee pays bonuses based on audited financial results for the performance year to the extent that the performance goals have been met, the annual incentive has been earned, and the Committee determines in its discretion that the award should be paid.
Special Cash Bonus Awards
Our special cash bonus awards, which are made on a case-by-case basis, give the recipient an incentive to meet specific goals that the Committee believes to be in the long-term interest of our stockholders. Because these performance-based awards (like awards under our annual bonus programs) are eligible for maximum tax deductibility (see “Tax Considerations,” below), the Committee has also granted special cash bonus awards where it considers the achievement of the performance goal to be less difficult than under our annual bonus program; in those cases, tax savings are a particularly important part of the Committee’s purpose in making the award.
On March 18, 2008, the Compensation Committee approved a performance-based award for Mr. Maisel that provided for a $3 million payment in the event that a business development initiative spearheaded by Mr. Maisel was complete by March 27, 2009. This award was, in effect, an extension of an award granted a year earlier. At the time the March 2008 award was granted, the Compensation Committee considered the performance goal to be an extremely difficult one to attain; as of March 2009, it is certain not to be attained.

Also on March 18, 2008, the Compensation Committee approved two film-related performance-based awards for Mr. Maisel in connection with his role as chairman of Marvel Studios. The first award provided for a $500,000 payment in the event that our self-produced film Iron Man was projected to be profitable under our projections of the film’s ultimate revenues and expenses as of August 29, 2008. The second award provided for a $500,000 payment in the event that our self-produced film The Incredible Hulk was projected to be profitable under our projections of the film’s ultimate revenues and expenses as of August 29, 2008. The performance goal for each of these awards was achieved.
On April 21, 2008, the Compensation Committee approved two performance-based awards for Mr. Maisel in connection with the restructuring of his compensation that was completed in his May 2008 employment agreement. The first of these awards provided that if either Iron Man or The Incredible Hulk achieved a specified level of domestic box-office receipts, then Mr. Maisel would be entitled to a payment of $2,662,426 when 2009 bonuses were paid; the second award provided that if the same performance goal were met, then Mr. Maisel would be entitled to a payment of $2,662,426 when 2010 bonuses are paid. The awards were/are forfeitable in the event of Mr. Maisel’s resigning without good reason before the respective payment date. At the time the awards were granted, the Compensation Committee considered the attainment of the performance goal to be likely but far from certain.
Bonuses paid at the discretion of the Compensation Committee
The Compensation Committee authorized one discretionary bonus in 2008. This bonus, in the amount of $250,000, was for Mr. Philips in connection with his signing a new employment agreement in December 2008 that extended his commitment to us through December 31, 2010. The bonus, which was provided for under the terms of the new employment agreement, was also in recognition of Mr. Philips’s extraordinary performance during 2008 and his rapid assumption in 2008 of new and significant duties, including overseeing our consumer products licensing worldwide and heading our animation division.
The Committee believes that reserving the right to make discretionary grants for completed years is a useful tool in motivating officers. The Committee has not adopted formal guidelines governing the grant of discretionary bonuses. The Committee considers its authority to grant discretionary bonuses as an opportunity to recognize outstanding leadership, effort and dedication on the part of individual executives. The Committee believes that the possibility of receiving discretionary awards provides an additional incentive to executives. Circumstances that the Committee could consider in making a discretionary award would include, but are not limited to, an executive’s intensive work on particular projects, undertaking additional duties without other adjustments in compensation, or showing unusual initiative or leadership in a matter that obtains a favorable result to Marvel. The Committee also considers whether other elements of the executive’s compensation, including annual incentives, otherwise provide a substantial reward for the executive’s outstanding performance.
Discretionary awards are not made under our incentive plans and are not eligible for tax treatment as “performance-based” compensation. (See “Tax Considerations,” below.) That is also true of the $99,012 paid to Mr. Philips during 2008 as an advance against his 2008 bonus, as described above.

Long-term equity incentive awards
The Compensation Committee uses long-term equity incentive awards to align the interests of our executives with those of our stockholders. Our long-term awards also have vesting schedules that encourage executives to stay with Marvel from year to year and to make decisions with a view to long-term results. We do not have specific equity ownership requirements or guidelines, but we facilitate executive stock ownership through the granting of equity awards.
Our long-term equity incentive awards are made under our 2005 Stock Incentive Plan, which replaced our 1998 Stock Incentive Plan. We did not grant stock options between July 2004 and March 2009. Starting in 2003 we moved away from granting stock options in favor of granting restricted stock (shares of stock that are subject to forfeiture until they vest). The Compensation Committee believes that, with respect to most executives, restricted stock grants offer advantages such as a more dependable retention value for Marvel and more predictability of long-term rewards for the executive. Restricted stock also provides the recipient with immediate intrinsic value, subject to vesting, upon grant. In February 2009, however, the Compensation Committee revisited the idea of granting options, rather than restricted stock, to Mr. Perlmutter. The Committee decided that, in light of Mr. Perlmutter’s already owning approximately one-third of Marvel’s stock, using options rather than additional stock could provide him with a greater incentive to continue and improve upon his strong performance as our chief executive. The Committee therefore replaced the anticipated March 2, 2009 issuance of stock under Mr. Perlmutter’s 2008 award letter with a March 2, 2009 issuance of stock options of equal value (based on the Black-Scholes value of the stock options, calculated in the manner in which options are valued for purposes of our financial statements). The Committee’s current plans are to consider using options for future equity grants to Mr. Perlmutter, but to continue the policy of granting restricted stock to our other executives.
Awards under our stock incentive plan are designed to create an incentive not just for year-to-year performance but for dedication to Marvel over many years. Our standard vesting schedule for restricted stock is that the stock vests 25% per year over four years and that vesting accelerates in the event of death, disability, or a change in control.
We generally grant equity awards to some or all of our executive officers in or before March of each year. The January 7, 2008 date of issuance to Messrs. Maisel, Turitzin and Philips was authorized and communicated in advance by the Committee, and the number of shares issued was determined by using the closing price on the immediately preceding trading day.
On January 7, 2009, we granted equity in the form of restricted stock to Messrs. West, Turitzin and Philips, in each case at 40% of their target grant level. As discussed above, Mr. Maisel no longer has a target level for equity grants. The reduction to 40% of target was part of the Committee’s ongoing effort to control compensation expense and was made in recognition of the extremely difficult economic climate and Marvel’s reduced expectations for 2009 performance compared with 2008. The Committee believes that reductions in executives’ equity grants are less burdensome to the executives, per dollar of compensation expense saved by Marvel, than a reduction in cash payments.
The restricted stock issued to Mr. Perlmutter in March 2008 was provided for under the terms of his 2007 award, with reference to our 2007 performance. Similarly, the number of stock options issued to Mr. Perlmutter in March 2009 was determined with reference to our 2008 performance as set forth in his February 2008 award. Each award was designed to provide both a short-term incentive and a long-term incentive for Mr. Perlmutter. The issuance under the 2008 award was conditioned and scaled by the same 2008 performance goals as were used for executives’ annual cash bonuses in general, except that in Mr. Perlmutter’s case the grant’s value could not exceed the $4.3 million target level. The options granted in 2009 under the 2008 award are long-term awards, scheduled to vest one-third per year over three years and to expire in 2013. The options will vest immediately in the event of death, disability, a change in control or a not-for-cause termination (actual or constructive).
On March 23, 2009, we entered into a new four-year employment agreement with Mr. Perlmutter. The new agreement provides for a one-time grant on March 23, 2009 of options to purchase 750,000 shares of Marvel’s stock at the stock’s closing price on March 20, 2009, the immediately preceding trading day. One-third of the options are scheduled to vest on each of the first, second and third anniversaries of their grant date; they expire on the fourth anniversary. The options will vest immediately in the event of death, disability, a change in control or a not-for-cause termination (actual or constructive).

Our annual restricted stock awards to named executive officers are generally performance-based, though the performance thresholds are set less aggressively than the thresholds used in our annual bonus awards. Both sets of thresholds are described in the narrative disclosure that follows the Grants of Plan-Based Awards table below. Like our annual bonus awards, our performance-based equity awards are meant not only to give the recipient an incentive to outperform but also to qualify the award for tax deductibility to Marvel without limitation (see “Tax Considerations,” below). In considering restricted stock awards, however, the deductibility concern weighs more heavily with the Compensation Committee, relative to the incentive to outperform, than in the case of our annual bonus awards. This is explained by two considerations in particular. First, with respect to deductibility: our restricted stock awards become taxable income only when and as they vest, and vesting is not complete until years after the grant date. It is difficult to predict, at the grant date, who will be subject to the tax code’s limitation provision if and when taxable income is generated by the award. The Compensation Committee therefore imposes performance-based conditions on awards given to many senior Marvel employees, not just the current named executive officers. Second, with respect to the incentive to outperform: long-term equity awards, by their nature, tie compensation to our long-term company-wide prospects and thus provide an incentive, even without specific performance thresholds, for outstanding executive performance. Those considerations have led the Compensation Committee to use performance targets for its long-term equity awards that it considers to be very likely to be achieved; the Committee applies these targets to the awards primarily so that the awards can qualify as “performance-based” compensation that will be fully deductible by us under the tax code. For example, the target applied to the grants of restricted stock made on January 7, 2008 was for our 2008 operating income, excluding film-production operations, to be at least $175 million, which it was. At the time of making this grant, the Committee considered that target to be very likely to be achieved.
For 2008, in determining the levels of long-term incentive awards and other components of compensation, the Committee did not vary the levels of compensation based on the appreciation (or depreciation) in value of previously granted equity awards. Rather, the Committee valued equity awards at grant and viewed them as having been, at the time of grant, an incentive to the executive to create future stockholder value.
Potential Payments upon Termination or a Change in Control
We view potential payments upon termination or a change in control, or severance arrangements, as a necessary component of attracting and retaining top-quality executives. Our payment obligations in various termination scenarios are addressed in detail in “Potential Payments upon Termination or Change in Control,” starting on page 32 below. The Compensation Committee’s subjective decisions as to the type and amount of severance arrangements in some cases reflect negotiations with the executive, as well as the Committee’s assessment of how compensation can be structured to encourage both high performance by the executive and long-term service to Marvel.
The Compensation Committee believes that these policies are beneficial to Marvel and that the levels of termination and change-in-control payments are appropriate. If we declined to provide these competitive benefits, recruitment of executives could be more difficult. Moreover, the termination arrangements would serve as a pre-set mechanism for an orderly transition to new leadership in the event that the Board were to determine that to be in our best interests. In addition, the acceleration of equity awards upon a change in control serves other important purposes. First, it puts our executives in a position to evaluate a potential change in control without undue concern for their own situation. Second, change-in-control transactions take time to unfold, and a stable management team can help to preserve our operations to enhance the value an acquirer would pay to our stockholders in the transaction or, if the transaction is not completed, to ensure that our business will continue without disruption and retain its value. The Compensation Committee believes that the change-in-control protections in place encourage management to consider whether a strategic transaction might be advantageous to our stockholders, even a transaction that would vest control of Marvel in a third party.

Until we entered into a new employment agreement with Mr. Perlmutter in March 2009, he had no right to potential payments upon termination, and his only potential payment upon a change in control was the one that is standard for Marvel employees who receive grants of restricted stock: immediate vesting. Under Mr. Perlmutter’s March 2009 employment agreement, he is entitled upon a not-for-cause termination (actual or constructive) to three times the sum of his salary and average bonus, paid over three years except where the termination is in connection with a change in control, in which case it is paid as a lump sum. In providing Mr. Perlmutter with rights to potential payments upon termination, the Compensation Committee noted that Mr. Perlmutter’s former arrangement dated from a time when he received neither a cash salary nor any annual equity grants, and therefore had no need for those rights.
Tax Considerations
Like most employers, we generally take a tax deduction for the compensation that we pay to our employees. Section 162(m) of the Internal Revenue Code, however, can prevent us from taking that deduction for compensation over $1 million paid for any one year to certain of our executive officers, unless the compensation is performance-based.
The Compensation Committee designs some elements of executive compensation to ensure full deductibility. The Compensation Committee approved, and our stockholders adopted at their 2005 Annual Meeting, our 2005 Cash Incentive Compensation Plan. This plan is designed, in part, to allow us to pay performance-based short-term and long-term bonuses that will be fully tax deductible without limitation under Section 162(m). Likewise, the Compensation Committee approved, and our stockholders adopted at their 2005 Annual Meeting, our 2005 Stock Incentive Plan. This plan authorizes, among other things, performance-based equity awards that can be qualified for full deductibility under Section 162(m). Both plans also permit awards to be granted that do not qualify as fully deductible under Section 162(m).
While the Compensation Committee is mindful of the limitations imposed by Section 162(m), it believes that stockholder interests are best served by not restricting Marvel’s discretion and flexibility in crafting compensation programs, even though those programs may result in non-deductible compensation expenses. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and may do so again. We do not expect Section 162(m) to impose any limits on the deductibility of our 2008 executive compensation.
“Clawback” Policy
In February 2007, the Compensation Committee approved what is informally called a “clawback” policy for all future performance-based grants to our executive officers. The policy addresses situations where fraud or misconduct by the recipient of a cash or equity award leads to our having to materially restate our financial statements. The policy provides that, subject to applicable laws, the board of directors shall require the recipient to repay to Marvel, or to forfeit, any portion of an award that would not have been paid or payable under the restated financial results. The policy affects compensation paid or vesting for the three years prior to any such restatement. The Committee thinks that the policy is a fair and reasonable remedy and, depending on the facts and circumstances, would be in addition to our rights to terminate the recipient for cause, initiate a civil proceeding, and cooperate with law enforcement and regulatory agencies.

Summary Compensation Table — 2008, 2007 and 2006
The following table shows compensation information for our “named executive officers,” who are: (i) our chief executive officer, (ii) our chief financial officer and (iii) our three most highly compensated executive officers, other than the chief executive officer and chief financial officer, who were serving as executive officers on December 31, 2008.

						(g)
						Non-equity
(a)						Incentive	(h)
Name and				(e)	(f)	Plan	All Other
Principal	(b)	(c)	(d)	Stock	Option	Compen-	Compen-	(i)
Position	Year	Salary(1)	Bonus	Awards(2)	Awards	sation	sation	Total

Isaac Perlmutter	2008	$700,000	—	$2,480,073	—	—	—	$3,180,073
Chief Executive Officer	2007	$700,000	—	$1,486,019	$1,686,778	—	—	$3,872,797
	2006	$686,539	—	$841,304	$1,843,333	—	—	$3,371,176

Kenneth P. West	2008	$437,000	—	$103,224	—	$310,250	—	$850,474
EVP and Chief Financial	2007	$418,385	—	$144,949	—	$203,192	—	$766,526
Officer	2006	$343,000	—	$99,112	—	$165,500	—	$607,612

David Maisel	2008	$810,978	—	$478,524	—	$3,900,000	—	$5,189,502
EVP, Office of the Chief	2007	$713,200	—	$527,268	—	$2,850,000	$28,531	$4,118,999
Executive; Chairman of	2006	$613,200	—	$1,905,864	$1,428,859	$1,300,000	—	$5,247,923
Marvel Studios

John Turitzin	2008	$612,000	—	$455,640	—	$438,000	—	$1,505,640
EVP, Office of the Chief	2007	$612,000	—	$439,623	$38,589	$300,000	—	$1,390,212
Executive; General Counsel	2006	$550,462	—	$442,770	$260,833	$269,231	—	$1,523,296

Simon Philips (3)	2008	$418,325	$349,012	$196,328	—	$188,968	—	$1,152,633
President, Worldwide Consumer Products; CEO, Marvel Animation

(1)	Figures in Column (c) include amounts formerly known as “car allowance,” which are not considered in calculating percentage bonuses, raises or severance pay. These amounts are as follows, in each year shown: For Mr. Perlmutter, $0; for Mr. West, $12,000; for Mr. Maisel, $13,200; for Mr. Turitzin, $12,000; and for Mr. Philips, $14,250. See “Compensation Discussion and Analysis: Salary,” above.

(2)	The 2008 amounts shown in Column (e) are FAS 123(R) expenses recognized with respect to stock awards made from 2006 through 2008, without regard to estimated forfeitures. The grant date fair value for each share of stock awarded, computed in accordance with FAS 123(R), is equal to 100% of the stock’s per-share closing price on the trading day immediately preceding the grant date. A portion of the expense for Mr. Perlmutter’s February 12, 2008 incentive award is included in this amount, although in February 2009 the Compensation Committee amended the award to provide that the award would be settled by the issuance of stock options rather than restricted stock.

(3)	Mr. Philips became an executive officer on October 23, 2008. Mr. Philips is based on London and is paid in pounds sterling. The figures for Mr. Philips in Columns (c) and (g), and $99,012 in Column (d) (representing bonus advances), are converted to U.S. dollars using the average monthly exchange rate during 2008 (approximately $1.86 per pound). In Column (d), $250,000, which represents a one-time payment to Mr. Philips in connection with his signing a new employment agreement in December 2008, is converted to U.S. dollars using the rate in effect when the payment amount was determined (approximately $1.53 per pound).

Grants of Plan-Based Awards Table — 2008
The following table shows information concerning grants of plan-based awards to the named executive officers during 2008.

								(i)
								Grant date
		Estimated future payouts under			Estimated future payouts under			fair value of
		non-equity incentive plan awards (1)			equity incentive plan awards (2)			stock and
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	awards

Isaac Perlmutter	2/12/2008	—	—	—	(3)	$4,300,000	$4,300,000	$4,300,000

Kenneth P. West	1/7/2008	(3)	$212,500	$310,250	—	—	—	—

David Maisel	1/7/08	(3)	$400,000	$584,000	—	—	—	—
	1/7/08	—	—	—	—	27,690	27,690	$667,329
	3/18/08	—	$3,000,000	$3,000,000	—	—	—	—
	3/18/08	—	$500,000	$500,000	—	—	—	—
	3/18/08	—	$500,000	$500,000	—	—	—	—
	4/21/08	—	$2,662,426	$2,662,426	—	—	—	—
	4/21/08	—	$2,662,426	$2,662,426	—	—	—	—

John Turitzin	1/7/08	(3)	$300,000	$438,000	—	—	—	—
	1/7/08	—	—	—	—	23,734	23,734	$571,989

Simon Philips (4)	1/7/08	(3)	$202,038	$294,975	—	—	—	—
	1/7/08	—	—	—	—	7,417	7,417	$178,750

(1)	All non-equity incentive plan awards shown were cash awards made under Marvel’s 2005 Cash Incentive Compensation Plan.

(2)	All equity incentive plan awards shown were made under Marvel’s 2005 Stock Incentive Plan. Mr. Perlmutter’s 2/12/2008 award provided for a stock issuance to be made in 2009 if Marvel’s 2008 operating income reached a specified level. The issuance, if any, was to be of stock worth up to $4.3 million at issuance, depending on the level of our 2008 operating income, with the issuance to take place on March 2, 2009. In February 2009, the Compensation Committee decided to issue options instead of stock under this award. See the narrative disclosure below. Mr. Perlmutter’s estimated future payouts are expressed in dollars in Columns (g) and (h). All other equity incentive plan awards shown were awards of restricted stock whose estimated future payouts are expressed in number of shares in Columns (g) and (h).

(3)	Under the terms of these awards, achievement of the threshold performance level ($175 million of operating income excluding film-production operations; see narrative disclosure below) would result in a zero payout. Achievement of the next higher specified performance level ($200 million of operating income excluding film-production operations) would result in a payout at 100% of the target level. Performance between the threshold performance level and the next higher performance level would result in an interpolated payout between 0% and 100% of the target payout level.

(4)	The figures for Mr. Philips in Columns (d) and (e) of this table are converted to U.S. dollars using the average monthly exchange rate during 2008 (approximately $1.86 per pound). The target and maximum award amounts were reducible, and final award payout ultimately was reduced, by the amount advanced to Mr. Philips during 2008, or $99,012.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Salary. We pay salary to our United States employees on the basis of a 52-week year, in bi-weekly increments (Mr. Philips, in the UK, is paid monthly). Our Summary Compensation Table shows 2008 salary on that basis (that is, for 52 weeks, or 364 days), even though the pay days for 54 weeks of service fell during that year. (That is, payment was received in 2008 for all of 2008 and almost two weeks at the end of 2007.) Bonuses for 2008 were calculated on the basis of a 52-week year rather than on salary payments received in 2008.
Non-Equity Incentive Plan Compensation. Our non-equity incentive plan awards made on January 7, 2008 were performance-based cash bonus awards correlated to operating income as shown below. In the case of each named executive officer, the target bonus amount was half of 2008 salary (not including the component of salary formerly called car allowance; see Footnote 1 to the Summary Compensation Table).

2008 Operating
Income, Excluding	Percentage of
Film-Production	Target
Operations (in millions)	Bonus Payable

$175	0%
$200	100%
$240	146%
Our 2008 operating income excluding film-production operations was $265 million (before adjusting upward to remove the effect of bonuses in excess of target), and bonuses were therefore payable under the plan at 146% of target. Messrs. West and Turitzin were each paid a 2008 bonus at 146% of target. The Compensation Committee exercised its downward discretion with respect to Mr. Philips and Mr. Maisel and paid them 2008 bonuses at, respectively, 142.5% and 100% of target, based on the structure and amount of other elements of their compensation and not based on their comparative performance. Mr. Perlmutter was not eligible to receive a bonus under this plan. Mr. Philips received $99,012 during 2008 as an advance against his 2008 bonus; that amount is shown in Column (d), rather than Column (g), of the Summary Compensation Table. See “Compensation Discussion and Analysis: Annual Bonus,” above.
Non-equity incentive plan compensation shown on our Summary Compensation Table also includes $3.5 million received by Mr. Maisel with respect to 2008. This amount includes (i) $2.5 million received in early 2009 under a January 10, 2007 award, (ii) $500,000 received in 2008 under a March 18, 2008 award and (iii) $500,000 received in 2008 under another March 18, 2008 award. Mr. Maisel will not receive any payment under the award made to him on March 18, 2008 with a target payment of $3 million. See “Compensation Discussion and Analysis: Special Cash Bonus Awards,” above.
Bonus. Of the payments shown under the “Bonus” column of our Summary Compensation Table, $250,000 was made to Mr. Philips in connection with his signing a new employment agreement in 2008 and $99,012 was made to Mr. Philips as an advance against his 2008 performance-based bonus. The remainder of Mr. Philips’s 2008 performance-based bonus payment is shown under the “Non-equity Incentive Plan Compensation” column of our Summary Compensation Table. See “Compensation Discussion and Analysis: Bonuses paid at the discretion of the Compensation Committee,” above.

Equity Awards. Mr. Perlmutter’s February 12, 2008 award provided for a target issuance, to be made on March 2, 2009, of $4.3 million in restricted stock. The portion of the target to be issued, if any, was to be determined by the same formula as used for cash bonuses, described above, except that no more than 100% of target could be issuable. In February 2009, the Compensation Committee amended the award so that instead of $4.3 million in stock being issuable on March 2, 2009, $4.3 million in stock options would be issuable on March 2, 2009. The Black-Scholes value of the options was $8.36 each at grant, so a total of 514,354 options were issued to Mr. Perlmutter on March 2, 2009. The exercise price of the options is $25.86 per share, which was the closing price of Marvel’s stock on the trading day immediately preceding March 2, 2009. The options are scheduled to vest over three years, one-third each year starting in March 2010. They expire on March 2, 2013.
All other equity awards made to the named executive officers in 2008 were grants of restricted stock issued under Marvel’s 2005 Stock Incentive Plan. The vesting of the stock was conditioned on our 2008 operating income (excluding film-production operations) being at least $175 million, a performance goal that was achieved. The shares’ vesting schedule, subject to continued service, is one-quarter each year starting in March 2009.
Employment Agreements. Marvel is party to employment agreements with each of the named executive officers. The material terms of those agreements are described immediately below, in the Compensation Discussion and Analysis above and in “Potential Payments upon Termination or Change in Control,” below.
Mr. Perlmutter’s employment agreement expires on March 23, 2013. Mr. West’s employment agreement expires on May 31, 2009. Mr. Maisel’s employment agreement expires on December 31, 2010. Mr. Turitzin’s employment agreement expires on March 31, 2010. Mr. Philips’s employment agreement expires on December 31, 2010. Each named executive officer’s employment agreement contains provisions concerning confidentiality, non-competition and non-solicitation, all intended to protect Marvel’s business.

Outstanding Equity Awards at December 31, 2008 Table
The following table shows information concerning grants of outstanding equity awards held by the named executive officers on December 31, 2008.

	(b)	(c)			(f)
	Number of	Number of			Number of	(g)
	securities	securities			shares or	Market value
	underlying	underlying	(d)	(e)	units	of shares or
	unexercised	unexercised	Option	Option	of stock that	units of stock
(a)	options —	options —	exercise	expiration	have not	that have not
Name	exercisable	unexercisable	price	date	vested(1)	vested(1)

Isaac Perlmutter					139,837	$4,300,000
					170,974	$5,257,451
					117,187	$3,603,500

					427,998	$13,160,951

	166,667	—	$25.00	5/4/2009
	166,666	—	$30.00	5/4/2009
	166,667	—	$35.00	5/4/2009

	500,000	—

Kenneth P. West	55,000	—	$3.73	5/28/2012
	30,000	—	$5.53	12/10/2012

	85,000	—

					5,541	$170,386
					4,895	$150,521

					10,436	$320,907

David Maisel	175,000	—	$17.32	12/11/2010
					27,690	$851,468
					16,741	$514,786
					15,384	$473,058

					59,815	$1,839,312

John Turitzin					23,734	$729,820
					16,741	$514,786
					15,384	$473,058

					55,859	$1,717,664

Simon Philips					7,417	$228,073
					4,220	$129,765
					5,000	$153,750

					16,637	$511,588

(1)	Mr. Perlmutter’s 139,837 shares shown in Column (f) and their value shown in Column (g) represent an award made on February 12, 2008 that provided for a stock issuance to be made on March 2, 2009 if Marvel’s 2008 operating income exceeded a specified target level. This performance goal was met, so $4.3 million was to be the value of the stock at issuance (see narrative disclosure above). The number of shares shown (139,837) is based on Marvel’s stock price at December 31, 2008, or $30.75 per share. In February 2009, the Compensation Committee amended the award so that instead of $4.3 million in stock being issuable on March 2, 2009, $4.3 million in stock options would be issuable on March 2, 2009. The Black-Scholes value of the options was $8.36 each at grant, so a total of 514,354 options were issued to Mr. Perlmutter on March 2, 2009. The exercise price of the options is $25.86 per share, which was the closing price of Marvel’s stock on the trading day immediately preceding March 2, 2009. The options are scheduled to vest over three years, one-third each year starting in March 2010; they expire on March 2, 2013.
For all other shares and values shown in Columns (f) and (g), figures are based on Marvel’s stock price at December 31, 2008, or $30.75 per share, and the vesting dates are as follows:
1.	Mr. Perlmutter’s 170,974 shares, Mr. Maisel’s 27,690 shares, Mr. Turitzin’s 23,734 shares and Mr. Philips’s 7,417 shares (all issued in 2008):

25% vested on March 2, 2009,
25% scheduled to vest on March 2, 2010,
25% scheduled to vest on March 2, 2011 and
25% scheduled to vest on March 2, 2012.

2.	Mr. Perlmutter’s 117,187 shares, Mr. West’s 5,541 shares, Mr. Maisel’s 16,741 shares, Mr. Turitzin’s 16,741 shares and Mr. Philips’s 4,220 shares (all issued in 2007):

33.3% vested on March 2, 2009,
33.3% scheduled to vest on March 2, 2010 and
33.3% scheduled to vest on March 2, 2011.

3.	Mr. West’s 4,895 shares, Mr. Maisel’s 15,384 shares, Mr. Turitzin’s 15,384 shares and Mr. Philips’s 5,000 shares (all issued in 2006): 100% vested on January 4, 2009.
Vesting of all options and stock described above is subject to acceleration upon a change in control of Marvel and upon death or disability, and can accelerate or continue after certain cases of termination. See “Potential Payments upon Termination or Change in Control.”

Option Exercises and Stock Vested Table — 2008
The following table shows information concerning the named executive officers’ option exercises and stock vested in 2008.

	Option Awards		Stock Awards
	(b)	(c)	(d)
	Number of	Value	Number of	(e)
	Shares	Realized	Shares	Value
(a)	Acquired on	Upon	Acquired	Realized on
Name	Exercise	Exercise	on Vesting	Vesting(1)

Isaac Perlmutter	—	—	39,063	$982,434

Kenneth P. West	10,000	$247,700	1,847	$46,452
	—	—	4,896	$126,170
	—	—	3,658	$94,267

David Maisel	—	—	5,580	$140,337
	—	—	15,385	$396,471
	—	—	14,192	$365,728

John Turitzin	58,000	$761,691	5,580	$140,337
	17,000	$195,840	15,385	$396,471
	—	—	9,756	$251,412

Simon Philips	—	—	1,407	$35,386
	—	—	5,000	$128,850

(1)	These amounts equal the number of shares in Column (d) multiplied by the stock’s per-share closing price on the trading day immediately preceding the shares’ vesting date.

Nonqualified Deferred Compensation Table — 2008
At our request, two of our named executive officers, Mr. Maisel and Mr. Turitzin, agreed to defer their receipt of certain shares of restricted stock that were to vest in 2007, in order that the vesting of the restricted stock would not result in our paying non-deductible compensation under Code Section 162(m). The officers agreed to exchange the restricted stock for an equivalent number of stock units. Upon vesting of the stock units in 2007, the delivery of shares in settlement was deferred. This deferral extends until the year (or years) in which we can distribute shares in settlement of the stock units without loss of tax deductibility, which would include upon any termination of the named executive officer’s employment. In November 2008, we distributed shares in settlement of all 3,500 of Mr. Turitzin’s stock units and 5,034 of Mr. Maisel’s 41,000 stock units.

	(b)	(c)	(d)	(e)	(f)
	Executive	Registrant	Aggregate	Aggregate	Aggregate
(a)	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
Name	in 2008	in 2008	2008(1)	Distributions	12/31/08(2)

Isaac Perlmutter	—	—	—	—	—

Kenneth P. West	—	—	—	—	—

David Maisel	—	—	$169,164	$158,319	$1,105,955

John Turitzin	—	—	$16,590	$110,075	—

Simon Philips	—	—	—	—	—

(1)	These figures represent the increase during 2008 in the value of shares deliverable in settlement of the stock units.

(2)	This figure represents the market value of shares deliverable in the future to settle the deferred stock units. Market value is based on the closing market price of our common stock on December 31, 2008, or $30.75 per share. The amount shown in Column (f) relates to 35,966 stock units. Of the $690,120 recorded as expense with respect to the stock award that resulted in those units, $383,400 is reflected in Column (e) of the Summary Compensation Table on page 24 above and the remainder was recorded as expense prior to 2006.

Potential Payments upon Termination or Change in Control
Our employment agreements with the named executive officers generally provide for payments and benefits to the executive upon termination by us (actual or constructive) other than for “cause” and additional payments and benefits if the termination occurs within a year after a change in control. The agreements also provide for payments and benefits where employment ends because of death or disability.
“Cause” refers to serious breaches of an executive’s duties and is rarely invoked. Constructive termination means an officer’s resigning with “good reason,” which is generally defined in our employment agreements to result from the following events, if without the executive’s consent:
•	a substantial and adverse diminishment of the officer’s duties or responsibilities;

•	a change in geographic location of the officer’s place of employment; or

•	a material breach of the agreement by Marvel.
Additionally, Mr. West would have “good reason” to resign if we distributed financial statements to any third party where we knew that he, with our auditors’ concurrence, objected to the statements on the basis that they were not in conformity with generally accepted accounting principles and where we failed to note his objections in the statements themselves.
If an event occurs that would give rise to “good reason,” the executive is required to give us notice and an opportunity to cure the problem.
The following pages show potential payments upon a termination without cause, first absent a change in control and then upon a change in control. Other scenarios in which termination benefits would be provided are described below on this page.
Death or Disability
Upon death or disability, each named executive officer other than Mr. Perlmutter would receive any earned but unpaid bonus, a pro rata bonus for the final year of employment (based on achievements for that year), and accelerated vesting of equity grants; under Mr. Perlmutter’s March 2009 agreement he would receive those benefits and reimbursement of COBRA payments, but under his employment agreement in effect throughout 2008 he would have received only accelerated vesting of equity grants. If those events had happened on December 31, 2008, the amounts involved (including the in-the-money value of unvested equity awards based on the December 31, 2008 share price of $30.75), using the assumptions in the tables below, would have been as follows:

•	$8,860,951	for Mr. Perlmutter

•	$631,157	for Mr. West

•	$4,739,312	for Mr. Maisel

•	$2,155,664	for Mr. Turitzin

•	$806,563	for Mr. Philips

Termination (Actual or Constructive) Without Cause, Absent a Change in Control
In general, termination by us (actual or constructive) without cause on December 31, 2008 would have entitled Messrs. West, Maisel, Turitzin and Philips, under their employment agreements, to:
•	continuing payments of base salary for the period described in footnote 1 below

•	any earned and unpaid bonus for the previously completed year

•	a pro-rata bonus for the year in which termination occurs, based on achievements for that year (in Mr. Maisel’s case, bonuses would be owed through the December 2010 expiration of his employment agreement as if he were still employed)

•	continued vesting of equity grants (subject to performance goals’ being met) for as long as the right to salary continuation lasts, and reimbursement of medical insurance payments for that same period (or, in Mr. Maisel’s case, through December 2010).
Mr. Perlmutter’s employment agreement in effect throughout 2008 did not provide for any payment upon termination. His new agreement, signed in March 2009, entitles him upon a not-for-cause termination by us (actual or constructive) to three years of payment at an annual rate equal to the sum of (1) his salary and (2) an amount equal to the average value of his two most recent annual incentive bonuses. The new agreement also entitles Mr. Perlmutter in those circumstances to receive the following: any earned and unpaid bonus for the previously completed year; a pro-rata bonus for the year in which termination occurs, based on achievements for that year; reimbursement of COBRA payments (less the amount he would have contributed as an employee) until the earlier of his becoming eligible for benefits under a new plan or the expiration of the maximum eligibility period for continuation coverage under COBRA; and immediate vesting, subject to the achievement of any applicable performance goals, of his incentive awards.
The following table shows the estimated payments that would have been made to the named executive officers upon a termination (actual or constructive) of employment other than for cause, absent a change in control, assuming that the termination occurred on December 31, 2008.

						Group &
	Cash	Pro-Rata	Option	Stock		Health
Name	Severance(1)	Bonus	Awards	Awards(2)	Other(3)	Benefits(4)	Total

Isaac Perlmutter	—	—	—	—	—	—	—

Kenneth P. West	$425,000	$310,250	—	$207,317	—	$2,706	$945,273

David Maisel	$2,000,000	$400,000	—	$1,241,993	$8,824,852	$1,576	$12,468,421

John Turitzin	$300,000	$438,000	—	$827,144	—	$2,796	$1,567,940

Simon Philips	$259,449	$417,705	—	$254,026	—	$2,453	$933,633

(1)	These salary continuation amounts would be paid bi-weekly for 12 months in the case of Mr. West, through December 31, 2010 in the case of Mr. Maisel and for six months in the case of Mr. Turitzin, and would stop in the event of new employment or self-employment. Mr. Philips’s agreement would provide for him to receive six months’ notice prior to the termination, and those six months are treated in the table as salary continuation for the first half of 2009. Amounts payable to Mr. Philips with respect to 2009 are converted to U.S. dollars using the December 31, 2008 exchange rate (approximately $1.45 per pound); 2008 amounts are as in the tables above. The amounts shown are gross amounts and not present-valued amounts.

(2)	These amounts represent the value (at the December 31, 2008 stock price) of stock awards scheduled to vest during the applicable period of salary continuation or notice (see footnote 1 above), and assuming that the officer did not begin new employment or self-employment in that time. If the officer begins new employment or self-employment, vesting ceases and unvested stock is forfeited.

(3)	This amount includes a bonus of $2,662,426 for each of 2009 and 2010 (see “Compensation Discussion and Analysis: Special Cash Bonus Awards”); an annual bonus of $500,000, subject to the achievement of performance goals, for each of 2009 and 2010; and a payment of $2.5 million under a film-related bonus award from 2007.

(4)	For Messrs. West, Maisel and Turitzin, these amounts represent COBRA payments to be reimbursed, assuming that we would make those payments for the period of salary continuation. We may end those payments earlier if the officer becomes covered under a new medical insurance plan. For Mr. Philips, the amount represents health benefits to be provided for six months. The amounts shown are gross amounts and not present-valued amounts.
Termination (Actual or Constructive) Without Cause, Upon a Change in Control
In general, termination (actual or constructive) without cause on December 31, 2008 within one year after a change in control would have entitled Messrs. West, Maisel and Turitzin, under their employment agreements, to:
•	two times the sum of their then-current base salary and the average of the two most recent annual bonuses paid, to be paid in a lump sum within 30 days
•	any earned and unpaid bonus for the previously completed year
•	a pro-rata bonus for the year in which termination occurs, based on achievements for that year (in Mr. Maisel’s case, bonuses would be owed through the December 2010 expiration of his employment agreement as if he were still employed)
•	immediate vesting of all equity grants
•	reimbursement of COBRA payments for 12 months (in Mr. Maisel’s case, through December 2010) or until the officer becomes eligible for benefits under a new plan
•	a gross-up of any excise taxes owed by the officer on “excess parachute payments” from Marvel under Section 4999 of the Internal Revenue Code (i.e., a payment by us of any such excise taxes owed and of additional income taxes resulting from the gross-up payment).
The only effect of a change of control on Mr. Philips’s not-for-cause termination entitlements is to cause the immediate vesting of all of his outstanding equity grants.
Mr. Perlmutter’s employment agreement in effect throughout 2008 did not provide for any entitlements upon a change-in-control termination other than vesting in full of his equity grants (as is the case for Marvel employees in general). His new agreement, signed in March 2009, provides that upon an actual not-for-cause termination within 90 days before or within 12 months after a change in control, or upon a constructive not-for-cause termination within 90 days after a change in control, Mr. Perlmutter will be entitled to an immediate lump sum payment in an amount equal to three times the sum of (1) his salary and (2) an amount equal to the average value of his two most recent annual incentive bonuses. The new agreement also entitles Mr. Perlmutter in those circumstances to receive the following: any earned and unpaid bonus for the previously completed year, paid as a lump sum; a pro-rata bonus for the year in which termination occurs, based on achievements for that year, payable by March 15 of the following year; immediate vesting of his incentive awards; a lump sum in an amount equal to his COBRA payments (less the amount he would have contributed as an employee) through the expiration of the maximum eligibility period for continuation coverage under COBRA; and a gross-up of any excise taxes owed on excess parachute payments.

A “change in control” under the applicable agreements would occur if any person or group (other than Mr. Perlmutter and his affiliates) became the owner of substantially all of Marvel’s assets or more than half of its stock, or if Marvel were a party to any merger, consolidation or similar transaction as a result of which its stockholders immediately prior to the transaction owned less than half of the surviving entity.
The following table shows the estimated payments that would have been made to the named executive officers upon a termination (actual or constructive) of employment other than for cause, assuming that the termination had occurred on December 31, 2008, immediately after a change in control that day. In the absence of termination, a change in control would cause the named executive officers’ equity awards to vest (as shown in Column (d) below) but would confer no other benefit.

					(f)
	(b)	(c)	(d)		Group &	(g)
(a)	Cash	Pro-Rata	Stock	(e)	Health	Tax	(h)
Name	Payment(1)	Bonus	Awards(2)	Other(3)	Benefits(4)	Gross-Up(5)	Total

Isaac Perlmutter	—	—	$8,860,951	—	—	—	$8,860,951

Kenneth P. West	$1,218,692	$310,250	$320,907	—	$2,706	—	$1,852,555

David Maisel	$2,250,000	$400,000	$1,839,312	$8,824,852	$1,576	$5,312,931	$18,628,671

John Turitzin	$1,769,231	$438,000	$1,717,664	—	$5,591	$1,396,091	$5,326,577

Simon Philips(6)	$259,449	$417,705	$511,588	—	$2,453	—	$1,191,195

(1)	In Mr. Philips’s case, this amount would be paid monthly over six months (see Note 6 below) and is shown as a gross amounts rather than a present-valued amount. In the cases of Messrs. West, Maisel and Turitzin, these amounts would be paid in a lump sum within 30 days of the change in control and represent a cash payment equal to two times the sum of (i) base salary and (ii) the average of the two most recent annual bonuses paid (for 2006 and 2007).

(2)	These amounts represent the value of stock awards that would vest upon the change in control, using the stock’s market price at December 31, 2008. No unvested options were held by any of the named executive officers on December 31, 2008.

(3)	This amount includes a bonus of $2,662,426 for each of 2009 and 2010 (see “Compensation Discussion and Analysis: Special Cash Bonus Awards”); an annual bonus of $500,000, subject to the achievement of performance goals, for each of 2009 and 2010; and a payment of $2.5 million under a film-related bonus award from 2007.

(4)	For Messrs. West, Maisel and Turitzin, these amounts represent COBRA payments to be reimbursed, assuming that we would make those payments for twelve months (or, in Mr. Maisel’s case, through December 2010). We may end those payments earlier if the officer becomes covered under a new medical insurance plan. For Mr. Philips, the amount represents health benefits to be provided for six months. The amounts shown are gross amounts and not present-valued amounts.

(5)	This amount represents a gross-up of excise taxes owed with respect to any of the termination payments we make that are deemed to be “excess parachute payments” under Section 4999 of the Internal Revenue Code. This amount, together with the excess parachute payments themselves, would be non-deductible by us.

(6)	Amounts payable to Mr. Philips with respect to 2009 are converted to U.S. dollars using the December 31, 2008 exchange rate (approximately $1.45 per pound); 2008 amounts are as in the tables above.

Transactions with Related Persons, Promoters and Certain Control Persons
In 2007, Marvel adopted a policy (ratified in writing by the Audit Committee) stating that transactions between Marvel and “related persons” (as defined in the Securities and Exchange Commission regulations) are to be reviewed by the chairman of the Audit Committee. The Chairman of the Audit Committee will then make any recommendations to the Board of Directors that he considers appropriate in light of the circumstances.
We are a party to three registration rights agreements (two from 1998 and one from 2001) with Mr. Perlmutter and some of his affiliates. Under the terms of each of the agreements, we agreed to file a shelf registration statement under the Securities Act of 1933, as amended, registering the resale of all shares of common stock owned by the stockholder parties as of the date of the agreement. The registration rights agreements also give the stockholder parties piggyback registration rights with respect to underwritten public offerings of equity securities.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of Marvel’s common stock by (i) each person known by us to be the beneficial owner of 5% or more of the outstanding shares of Marvel’s common stock; (ii) each of our directors; (iii) each of the named executive officers; and (iv) all of our current executive officers and directors as a group. Except as noted, stock ownership information is as of March 9, 2009, the record date for our 2009 annual meeting. All percentages are based on 78,424,691 shares of common stock outstanding on March 9, 2009. Unless otherwise indicated, the indicated beneficial owner has sole voting and sole dispositive power over the shares. Unless otherwise noted, the address of the beneficial owner is in care of Marvel.

Five Percent Stockholders,	Shares
Directors	Beneficially	Percentage
and Executive Officers	Owned	Owned
Artisan Partners Limited Partnership (1) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	4,016,510	5.12%
James W. Breyer	115,700	*
Laurence N. Charney	9,000	*
F. Peter Cuneo	9,000	*
Sid Ganis (2)	83,000	*
James F. Halpin (3)	206,250	*
Morton E. Handel (4)	86,500	*
David Maisel (5)	402,720	*
Isaac Perlmutter (6)	29,366,636	37.21%
Simon Philips	16,776	*
Richard L. Solar (7)	110,500	*
John Turitzin	126,727	*
Kenneth P. West (8)	109,914	*
All current executive officers and directors as a group (13 persons) (9)	30,685,905	38.64%

*	Less than 1%

(1)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2009. As reported in that Schedule: (i) Artisan Partners Limited Partnership has shared voting power over 3,834,310 shares and shared dispositive power over 4,016,510 shares of common stock; (ii) Artisan Investment Corporation has shared voting power over 3,834,310 shares and shared dispositive power over 4,016,510 shares of common stock; (iii) ZFIC, Inc. has shared voting power over 3,834,310 shares and shared dispositive power over 4,016,510 shares of common stock; (iv) Andrew A. Ziegler has shared voting power over 3,834,310 and shared dispositive power over 4,016,510 shares of common stock; (v) Carlene M. Ziegler has shared voting power over 3,834,310 and shared dispositive power over 4,016,510 shares of common stock; and (vi) Artisan Funds, Inc. has shared voting power over 2,577,500 shares and shared dispositive power over 2,577,500 shares of common stock.

(2)	For Mr. Ganis: Figure includes 72,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.

(3)	For Mr. Halpin: Figure includes 37,500 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable. Figures include 10,000 shares owned by Mr. Halpin’s wife.

(4)	For Mr. Handel: Figure includes 37,500 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.

(5)	For Mr. Maisel: Figure includes 175,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable. Figure includes 35,966 shares of common stock that are issuable upon the settlement of stock units.

(6)	Mr. Perlmutter may be deemed to possess the power to vote and dispose of an aggregate amount of 29,366,636 shares of common stock, consisting of:
(i)	206,635 shares directly owned by Mr. Perlmutter;

(ii)	500,000 shares underlying stock options held by Mr. Perlmutter that are immediately exercisable;

(iii)	10,342,956 shares directly owned by the Isaac Perlmutter Trust 01/28/1993, a Florida revocable trust of which Mr. Perlmutter is a trustee and the sole beneficiary (“the Perlmutter Trust”); and

(iv)	18,317,325 shares owned indirectly by the Perlmutter Trust through its sole ownership of Object Trading Corp. (which directly owns 14,622,680 of those shares) and Zib Inc. (which directly owns 3,694,645 of those shares).

In addition, as of the date of the table, Mr. Perlmutter holds options granted on March 2, 2009 for the purchase of 514,534 shares of Marvel stock. One-third of these options are scheduled to become exercisable on each of March 2, 2010, March 2, 2011, and March 2, 2012.

(7)	For Mr. Solar: Figure includes 75,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable. Figure includes (i) 4,900 shares of common stock held by Mr. Solar’s wife, as custodian for their daughter, (ii) 5,900 shares of common stock owned by his son, and (iii) 2,500 shares of common stock owned by his wife.

(8)	For Mr. West: Figure includes 85,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.

(9)	Figure includes 982,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable. Figure includes 35,966 shares of common stock that are issuable upon the settlement of stock units.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth the securities authorized for issuance under Marvel’s equity compensation plan.
Equity Compensation Plan Information as of December 31, 2008

(c)
	(a)		Number of securities
	Number of	(b)	remaining available
	securities to be	Weighted	for future issuance
	issued upon	average	under equity
	exercise of	exercise price	compensation plans
	outstanding	of outstanding	(excluding securities
	options and	options and	reflected in
Plan Category	rights	rights	column (a))(1)

Equity compensation plans approved by security holders	1,134,018	$20.01	5,860,020

Equity compensation plans not approved by security holders	—	N.A.	—

Total	1,134,018	$20.01	5,860,020

(1)	All of these are available for grants of restricted stock, restricted stock units and other full-value awards, as well as for grants of stock options and stock appreciation rights.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Marvel’s officers and directors, and persons who own more than 10% of a registered class of Marvel’s equity securities (“10% Stockholders”), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, directors and 10% Stockholders are required to furnish Marvel with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they were not required to file such forms, we believe that all of our officers, directors and 10% Stockholders during the fiscal year ended December 31, 2008 complied, during that year, with all Section 16(a) filing requirements applicable to them.

STOCKHOLDER PROPOSALS
Any stockholder who wishes to submit a proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in our proxy statement and proxy card for our 2010 annual meeting of stockholders must submit the proposal to our corporate secretary at 417 Fifth Avenue, New York, New York 10016, no later than November 25, 2009. In addition, any stockholder who wishes to bring business (including director nominations) before our 2010 annual meeting of stockholders must comply with our by-laws, which currently require that written notice of such business be provided to our secretary no earlier than January 5, 2010 and no later than February 4, 2010. For additional requirements, stockholders should refer to our by-laws, Section 2.6, “Notice of Stockholder Business and Nominations,” a current copy of which may be obtained from our secretary. If we do not receive timely notice pursuant to our by-laws, any proposal may be excluded from consideration at the meeting, regardless of any earlier notice provided in accordance with Rule 14a-8.
OTHER BUSINESS
The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the annual meeting. If any matters properly come before the meeting, the persons named as proxies intend to vote the shares of common stock they represent in accordance with their best judgment.
ADDITIONAL INFORMATION
Marvel will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on February 27, 2009, without charge, upon written request to: Corporate Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016. Each person making such a request must make a good-faith representation that, as of the record date, March 9, 2009, such person was a beneficial owner of shares of common stock entitled to vote at the annual meeting.
In order to ensure timely delivery of documents prior to the annual meeting, any request should be received by Marvel promptly.

MARVEL ENTERTAINMENT, INC.
C/O AMERICAN STOCK TRANSFER
6201 15TH AVENUE
BROOKLYN, NY 11219
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Marvel Entertainment, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARVEL ENTERTAINMENT, INC.	For	Withhold	For All
	All	All	Except
The Board of Directors recommends that you vote “FOR” all the nominees listed under Item 1 and “FOR” Item 2. Vote on Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors

Nominees:
01)	James W. Breyer
02)	Laurence N. Charney
03)	Richard L. Solar

Vote on Proposal	For	Against	Abstain

2.   Ratify the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and the effectiveness of internal control over financial reporting for the fiscal year ending December 31, 2009.
	☐	☐	☐
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN
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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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MARVL2

MARVEL ENTERTAINMENT, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MARVEL ENTERTAINMENT, INC.
FOR AN ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2009.
The undersigned, as a holder of common stock, par value $.01 per share (“Common Stock”), of Marvel Entertainment, Inc., a Delaware corporation (the “Company”) hereby appoints each of John Turitzin and Benjamin Dean with full power of substitution, to vote all shares of Common Stock that the undersigned is entitled to vote through the execution of a proxy with respect to the 2009 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 11:00 a.m., local time, on May 5, 2009 at the Offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, 10022 or any and all adjournments or postponements thereof, and authorizes and instructs said proxies to vote in the manner directed on the reverse side.
You may revoke this proxy at any time before it is voted by (i) filing a revocation with the Secretary of the Company; (ii) submitting a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked; or (iii) attending the Annual Meeting and voting in person.
A stockholder’s attendance at the Annual Meeting will not by itself revoke a proxy given by the stockholder.
Returned proxy cards will be voted (1) as specified on the matters listed on the reverse side; (2) FOR each listed nominees election as a director of the Company and FOR approval of the proposal listed on the reverse side if no instructions to the contrary are made; and (3) in accordance with the judgment of the persons named as proxies on any other matters that may properly come before the Annual Meeting.
Print and sign your name on the reverse side exactly as it appears thereon and date this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint owners should each sign. If a corporation, please sign in its full corporate name by its president or an authorized officer. If a partnership, please sign in the partnership’s name by an authorized person.
(Continued and to be signed on reverse side)